PROSPECTUS SUPPLEMENT
(To Prospectus dated September 29, 2006)	Filed Pursuant to Rule 424(b)7
Registration No. 333-137720

MedImmune, Inc.

$1,150,000,000

$575,000,000 principal amount 1.375% Convertible Senior Notes due 2011

$575,000,000 principal amount 1.625% Convertible Senior Notes due 2013

Common Stock

This prospectus supplement covers resales by holders of our 1.375% convertible senior notes due 2011, or the 2011 notes, and our 1.625% convertible senior notes due 2013, or the 2013 notes, and shares of our common stock issueable on conversion of the 2011 notes and the 2013 notes.

This Prospectus Supplement must be read in conjunction with the Prospectus dated September 29, 2006.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks.  See “Risk factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 27, 2006.

Selling securityholders

The information in the table below should be considered in addition to the information appearing in the Prospectus under the heading “Selling Securityholders” and is based on information provided to us by the selling securityholders as of November 24, 2006:

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Issuable Upon Conversion of the Notes (2)	Common Stock Owned After Completion of the Offering(1)
Argent Classical Convertible Arbitrage Fund Ltd.	—	36,440,000	36,440,000	1,092,030	—
BP Amoco PLC Master Trust	—	890,000	890,000	26,671	—
Brevan Howard Equity Strategies Master Fund Limited	5,000,000	—	5,000,000	149,839	—
Charitable Convertible Securities Fund	—	450,000	450,000	13,485	—
Citigroup Global Markets Inc.	4,108,000	2,500,000	6,608,000	198,027	—
The City of Southfield Fire & Police Retirement System	—	33,000	33,000	988	—
Delaware PERS	1,128,000	—	1,128,000	33,803	—
EB Convertible Securities Fund	—	1,025,000	1,025,000	30,717	—
The Estate of James Campbell CH	—	100,000	100,000	2,996	—
The Estate of James Campbell ESTZ	—	465,000	465,000	13,935	—
Froley Revy Alternative Strategies	1,000,000	—	1,000,000	29,967	—
Georgia Municipal Retirement Trust Fdn	—	1,145,000	1,145,000	34,313	—
Georgia Firefighters Pension T8YM	—	400,000	400,000	11,987	—
GLG Global Convertible Fund PLC	5,000,000	—	5,000,000	149,839	—
GLG Investments PLC - Subfund: GLG Global Convertible UCITS	10,000,000	—	10,000,000	299,679	—
Health Foundation of Greater Cincinnati	—	235,000	235,000	7,042	—
Hotel Union & Hotel Industry of Hawaii Pension Plan Master Trust	—	133,000	133,000	3,985	—
ICI American Holdings Trust	415,000	—	415,000	12,436	—
Key Trust Convertible Securities Fund	—	245,000	245,000	7,342	—
Laurel Ridge Capital, LLC	2,000,000	—	2,000,000	59,935	—
Potlatch	—	770,000	770,000	23,075	—
Road Carriers Local 707	—	75,000	75,000	2,247	—
Syngenta AG	155,000	—	155,000	4,645	—
United Technologies Corporation Master Retirement Trust	—	332,000	332,000	9,949	—
Viacom Inc. Pension Plan Master Trust	—	47,000	47,000	1,408	—
Victory Convertible Fund	—	615,000	615,000	18,430	—

(1)          Assumes offer and sale of all notes and shares, although selling securityholders are not obligated to sell any notes or shares of common stock.

(2)          Share amounts assume conversion of the notes, at the initial conversion rate of 29.9679 shares per $1,000 principal amount of notes.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have in the past and may in the future provide financial advisory and other services to us and our affiliates.  The selling securityholders purchased all of the notes in private transactions on or after June 28, 2006. All of the notes were “restricted securities” under the Securities Act prior to this registration.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.